Exhibit 99.1
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FOR IMMEDIATE RELEASE                                              Press Release

For more information, contact:
Julie K. Gottlieb
Director of Investor Relations & Communications
(203) 341-4262

             Playtex Products Completes Acquisition of Baby Magic(R)

WESTPORT, CT (June 30, 1999)--Playtex Products, Inc. (NYSE:PYX), a leading diversified consumer and personal products company, announced today that it has completed the previously announced acquisition of the Baby Magic(R) brand of infant-related bath, lotion, shampoo, oil and powder products in the U.S., Canada, and Puerto Rico from Colgate-Palmolive Company (NYSE:CL). The purchase price was $90 million in cash; Playtex financed the acquisition with an increase in its existing Senior Secured Credit Agreement.

Baby Magic is the second-largest selling brand in the U.S. infant toiletries market with a 15% dollar share. In 1998, the Baby Magic brand generated net sales of $48.9 million in the region.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of consumer and personal products. Infant Care is the largest business segment and market leader with Playtex infant feeding products, Binky pacifiers, Chubs baby wipes, Wet Ones, Diaper Genie and Mr. Bubble. Feminine Care offers a wide range of Playtex tampons and leads the plastic applicator segment. Sun Care includes the #2-selling Banana Boat and BioSun. Household Products includes Woolite rug and upholstery cleaning products and Playtex Gloves, the leader in the household latex glove market. Personal Grooming includes market leaders Binaca and Ogilvie.

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